Exhibit 99.1

Array BioPharma Announces Changes to Board of Directors

BOULDER, Colo.--(BUSINESS WIRE)--August 31, 2012--Array BioPharma Inc. (NASDAQ: ARRY) announced that Francis Bullock, Ph.D., and Kevin Koch, Ph.D., have decided not to stand for reelection to its Board of Directors and that David Snitman, Ph.D., intends to resign from the Board of Directors. Each of the directors will be leaving the Board effective following Array’s Annual Meeting of Stockholders to be held on October 24, 2012. Dr. Koch and Dr. Snitman will continue their leadership roles on Array’s executive team, with Dr. Koch continuing to serve as President and Chief Scientific Officer and Dr. Snitman continuing to serve as Chief Operating Officer and Vice President of Business Development. Dr. Bullock decided not to stand for reelection so that he could devote more time to his other personal and professional responsibilities. A search is underway to add independent directors with industry knowledge, skills and expertise to guide Array in achieving its goal of becoming a commercial-stage biopharmaceutical company.

“As founding members of our Board, we thank Dr. Bullock, Dr. Koch and Dr. Snitman for their exceptional leadership, expertise and contributions,” said Kyle Lefkoff, Chairman of Array BioPharma. “Array has grown from a drug discovery and early-stage development company to a late-stage clinical development company with a deep pipeline of programs. We intend to add independent directors who have clinical development and/or commercialization expertise in the cancer therapeutic area to help guide us as we bring our pipeline of products to the market.”

Dr. Koch added, “I am proud to have founded Array and to have worked with Array’s other Board members over the years. We have established a track record of producing high quality drug candidates, advancing 18 drug candidates into human clinical trials, 10 of which are in Phase 2. Array was built on exceptional science and a culture of inventing great molecules, fueled by the passion and skill which our people demonstrate every day. I am confident that exceptional science will continue to guide us through our evolution, and excited to see the impact our discoveries will have for patients.”

In addition, Dr. Snitman noted, “It is an honor to be an Array founder, serve on its leadership team and Board, and contribute to its success. Array’s ability to discover and advance drug candidates that have the promise to impact millions of patient lives has attracted some of the most well-respected pharmaceutical company partners in the industry, including Novartis, AstraZeneca, Roche/Genentech, Amgen and Celgene. I am excited to continue leading our business development activities as we focus on maximizing the value of our non-oncology assets, including our pain drug candidate, ARRY-797 and our asthma drug candidate, ARRY-502, through strategic partnerships.”

And Dr. Bullock said, “It has been a privilege to help Array grow and mature into a fully-integrated biopharmaceutical company. Now with new leadership and the stage set for commercial success, it is time for the Board’s representation to evolve as well.”

The decisions to leave the Board did not arise from any disagreement on any matter relating to the Company’s operations, policies or practices.

Earlier this year, Array appointed two new independent directors to Array’s Board: Liam Ratcliffe, Ph.D., M.D., and Gwen Fyfe, M.D., both with extensive clinical development experience.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company, with two wholly-owned programs, ARRY-614 and ARRY-520, and three partnered programs, selumetinib partnered with AstraZeneca, MEK162 partnered with Novartis, and danoprevir, partnered with InterMune / Roche, which have the potential to begin Phase 3 or pivotal trials by the end of calendar year 2013. For more information on Array, please go to www.arraybiopharma.com.

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com